Exhibit 99.1

Eton Pharmaceuticals Announces Appointment of Paul Stickler as Senior Vice President of Sales and Marketing

Orphan Drug Expert Paul Stickler to Lead Eton’s Commercialization of Alkindi® Sprinkle and Pediatric Neurology Franchise

DEER PARK, Ill., May 4, 2020 (GLOBE NEWSWIRE) — Eton Pharmaceuticals, Inc (Nasdaq: ETON), a specialty pharmaceutical company focused on developing and commercializing innovative drug products, today announced that it has appointed Paul Stickler as the company’s new Senior Vice President of Sales and Marketing. Stickler brings more than twenty-five years of pharmaceutical sales and marketing experience with a primary focus in orphan and neurology products. In the new role, he will be responsible for the expected launch of Eton’s orphan product Alkindi Sprinkle in the fourth quarter of 2020, as well as the future commercialization of Eton’s pediatric neurology pipeline products.

Prior to joining Eton Pharmaceuticals, Stickler was Vice President of Commercial Operations at Recordati Rare Diseases, a billion-dollar global pharmaceutical company focused on orphan and rare disease products. At Recordati, Paul successfully led sales and marketing activities for numerous orphan drug products including Cystadane, Carbaglu and Panhematin. Before Recordati, Paul held sales and marketing leadership roles at leading pharmaceutical companies including Lundbeck Inc, Ovation Pharmaceuticals and Abbott Laboratories (now AbbVie Inc.).

“Paul’s experience and track record of success commercializing orphan products will make him a valuable addition to our company. Given his background, we believe he is the ideal candidate to lead the launch of Alkindi Sprinkle and the commercialization of our future pediatric neurology products,” said Sean Brynjelsen, CEO of Eton Pharmaceuticals.

“I am truly excited to work at Eton Pharmaceuticals to help build a rare disease and pediatric neurology business. Alkindi will be a great addition for the patient and healthcare communities who know all too well the devastation and hardship adrenal insufficiency can cause,” said Stickler.

About Eton Pharmaceuticals

Eton Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing, acquiring, and commercializing innovative products. Eton is primarily focused on hospital injectable and pediatric rare disease products. The company’s first commercial product, Biorphen, is the only FDA approved ready-to-use formulation of phenylephrine injection and was launched in December 2019. The company’s lead pediatric product is the orphan drug Alkindi® Sprinkle, which is currently under review with the FDA. The company has an additional eight products under development, including three that are under review with the FDA.

Investor Contact:

David Krempa

dkrempa@etonpharma.com

612-387-3740